PDI CONTACT:	INVESTOR CONTACT:
Amy Lombardi	Melody Carey
PDI, Inc.	Rx Communications Group, LLC
(862) 207-7866	(917) 322-2571
Alombardi@pdi-inc.com, www.pdi-inc.com	Mcarey@RxIR.com

PDI Reports 2010 Fourth Quarter and Year End Financial Results

Management Will Host Conference Call Tomorrow
March 22, 2011 at 8:30am ET

Parsippany, N.J., March 21, 2011 – PDI, Inc. (Nasdaq: PDII), today reported financial and operational results for the fourth quarter and year ended December 31, 2010. Summary financial and operating highlights include:

•	Fourth quarter 2010 revenue of $44.7 million rose 94% vs. fourth quarter of 2009
•	Full year 2010 revenue of $144.7 million, up 80% compared to 2009
•	Reported operating loss from continuing operations for 2010 fourth quarter of $2.6 million; $0.5 million operating profit from continuing operations without impact of Group DCA acquisition
•	Reported operating loss from continuing operations for full year 2010 of $4.3 million; $0.5 million operating loss from continuing operations without impact of Group DCA acquisition
•	Cash flow from operations was positive for each quarter in 2010 and $16.4 million for the full year of 2010
•	Signed a total of over $120 million in new contracts and renewals in 2010
•
Strengthened competitive position with acquisition of Group DCA, a leading provider of interactive digital communications which positions PDI as a leader in delivering superior physician engagement through multi-channel, integrated communications to health care providers

•	Launched new clinical educator division, EngageCE
•	Signed an exclusive partnership with QForma, a leading provider of advanced analytics and predictive modeling technologies for the health sciences industry

Condensed Summary Statement of Operations - Continuing Operations

	4th Quarter Ended		Year Ended
	December 31,*		December 31, *
$'s in millions except EPS	2010	2009	2010	2009

Revenue, net	$44.7	$23.1	$144.7	$80.4

Gross Profit	$9.5	$7.1	$32.2	$24.5

Operating Expenses	$12.0	$32.4	$36.5	$59.7

Operating Loss	$(2.6)	$(25.2)	$(4.3)	$(35.1)

Other Income, net	-	-	0.1	0.2

Provision (benefit) for Income Taxes	0.2	(7.3)	0.4	(6.8)

Loss from Continuing Operations	$(2.8)	$(17.9)	$(4.6)	$(28.1)

Diluted Loss From Continuing
Operations Per Share	$(0.19)	$(1.26)	$(0.32)	$(1.97)
*Unaudited

CEO Comments

"2010 was a transformative year for PDI," said Nancy Lurker, PDI's Chief Executive Officer, in commenting on the 2010 fourth quarter and full-year results. "We proactively executed against our goals to grow and transform PDI while pursuing new business and substantially expanding our innovative suite of outsource promotional services to clients. In November 2010, we acquired Group DCA, which significantly increased the breadth of our service offerings. In addition, we focused on achieving renewals of client contracts and maintaining tight controls on expenses.

"Looking at our strong financial results, we attained our second consecutive profitable quarter in the fourth quarter of 2010, when excluding the impact of the Group DCA acquisition. These achievements are a reflection of our progress and our continued diligence in executing on our business plan," added Lurker.

Revenues for the fourth quarter and full year 2010 were driven by new business wins in PDI's Sales Services segment, as well as by key contract renewals and expansions, attesting to PDI’s continued market penetration. For the fourth quarter and 12 month period, revenues of $44.7 million and $144.7 million rose 94% and 80%, respectively, compared to the same periods of 2009.

“During 2010, we were pleased to announce new business wins of over $75 million and contract renewals of more than $45 million," said Lurker. "Among these were the renewal of a seasonal sales service agreement with a top-10 pharmaceutical client, expected to generate approximately $12 million in revenue during the 2010 and 2011 promotional season; a contract with a top-5 pharmaceutical company, expected to generate $15 million in revenue from November 2010 through October 2011; and an 18-month contract which began last June with a global biopharmaceutical client, anticipated to generate a total of $45 million in revenue through the end of 2011.

“As we have noted in prior quarters, industry trends continue to work favorably for PDI, with numerous external factors driving the evolution of the pharmaceutical selling model," noted Lurker. "Our strategic acquisition of Group DCA, an interactive digital communications agency, has significantly enhanced PDI’s value proposition. With the addition of Group DCA, PDI now has the ability to provide targeted, on-line mobile communications, integrated multi-channel programs and flexible, cost-effective sales teams to customers. This powerful combination of communications channels significantly enhances PDI’s overall competitive position.”

Non-GAAP Measures

The summary of financial and operating highlights above, as well as certain discussions below, contain certain non-GAAP financial measures that, together with applicable GAAP financial measures, we utilize to evaluate the results of our performance.  These non-GAAP financial measures are related to the impact of the Group DCA acquisition. Refer to the tables below that reconcile these non-GAAP financial measures to applicable GAAP financial measures.

Business Reviews - Continuing Operations

Overview – On November 3, 2010, PDI acquired 100% of the membership interest in Group DCA, LLC (Group DCA) for approximately $23.9 million plus potential future payments based on the achievement of specified revenue and gross profit targets for 2010, 2011 and 2012. No payments were made related to the 2010 targets. The company incurred $1.7 million in direct costs related to the acquisition. Costs of $0.7 million and $1.0 million have been expensed as incurred in the third and fourth quarters of 2010, respectively. Acquisition accounting rules require the Group DCA assets acquired and liabilities assumed by the company to be recorded at their fair value as of the acquisition. Acquisition accounting will have a significant impact on reported results after the acquisition, and is discussed below in the Group DCA Accounting Impacts section. The company is presenting the following reconciliation of consolidating schedules to clearly identify the impact of the Group DCA acquisition on the results of PDI’s continuing operations for the fourth quarter and full year of 2010.

Reconciliation of Condensed Consolidating Summary of Continuing Operations**
For the Quarter Ended & Year Ended - December 31, 2010

Fourth Quarter Ended December 31, 2010		Group DCA Related
$'s in millions	Legacy	Acquisition	Intangible	Operating	Total	Cons.
	PDI*	Costs	Amortization	Results	Group DCA	PDI***

Revenue, net	$44.0			$0.7	$0.7	$44.7

Gross Profit	$10.1			$(0.6)	$(0.6)	$9.5

Total Operating Expenses	9.5	1.0	0.1	1.3	2.5	12.0

Operating Income (Loss)	$0.5	$(1.0)	$(0.1)	$(1.9)	$(3.1)	$(2.6)

Year Ended December 31, 2010		Group DCA Related
$'s in millions	Legacy	Acquisition	Intangible	Operating	Total	Cons.
	PDI*	Costs	Amortization	Results	Group DCA	PDI***

Revenue, net	$143.9			$0.7	$0.7	$144.7

Gross Profit	$32.8			$(0.6)	$(0.6)	$32.2

Total Operating Expenses	33.4	1.7	0.1	1.3	3.2	36.5

Operating Income (Loss)	$(0.5)	$(1.7)	$(0.1)	$(1.9)	$(3.8)	$(4.3)

* Legacy PDI excluding all impacts of Group DCA acquisition
**Summary reconciles Legacy PDI & Group DCA to GAAP (Unaudited)
*** Consolidated PDI on a GAAP basis

Revenue- For the fourth quarter of 2010, revenue of $44.7 million was 94% higher than the fourth quarter of 2009, and 2010 full year revenue of $144.7 million was 80% higher than last year. The overall increase in both periods is the result of significantly higher Sales Services revenue, somewhat offset by lower Marketing Services revenue.

➢
Sales Services segment revenue for the fourth quarter of 2010 of $41.4 million was 97% higher than the fourth quarter of 2009, and 2010 full year revenue of $133.3 million was 82% higher than last year. In 2010, revenue from new contracts and renewals and expansions of existing contracts were significantly higher than the expiration or termination of 2009 contracts.

➢
Marketing Services segment revenue for the fourth quarter of 2010 of $3.3 million and 2010 full year revenue of $11.3 million were down slightly compared to 2009 even with the inclusion of $0.7 million of Group DCA revenue for two months, as a result of fewer projects being won and executed by Pharmakon.

Gross Profit- For the fourth quarter of 2010, gross profit of $9.5 million was 32% higher than the fourth quarter of 2009, and 2010 full year gross profit of $32.2 million was 31% higher than last year.  These overall increases were driven by Sales Services.

➢	Sales Services segment gross profit for the fourth quarter of 2010 of $8.6 million was 61% higher than the fourth quarter of 2009, and 2010 full year gross profit of

➢	$28.1 million was 79% higher than last year. These increases were primarily the result of higher revenue.

➢
Marketing Services segment gross profit for the fourth quarter of 2010 of $0.8 million and 2010 full year gross profit of $4.1 million were down compared to the 2009 periods as a result of lower Pharmakon revenue and the inclusion of Group DCA, which had negative gross margin of $0.6 million for the two months it was included in PDI’s results. Group DCA’s negative gross profit is primarily the result of lower revenues as a result of recording the deferred revenue to its fair value in accordance with acquisition accounting rules.

Total Operating Expenses- For the fourth quarter of 2010, total operating expenses were $12.0 million, $20.3 million lower than the fourth quarter of 2009, and 2010 full year operating expenses were $36.5 million; $23.2 million lower than last year.

In 2010, total operating expenses include facilities realignments costs of $1.4 million for the fourth quarter and $2.0 million for the year; Group DCA acquisition costs of $1.0 million for the fourth quarter and $1.7 million for the year; and Group DCA operating expenses, including amortization of purchased intangibles, for both the fourth quarter and full year of $1.4 million. In 2009, total operating expenses include facilities realignment costs of $5.4 million for the fourth quarter and $6.6 million for the year, and an asset impairment charge of $18.1 million for both the fourth quarter and year.

After considering the above expense items, all other total operating expenses for the fourth quarter of 2010 were $8.1 million compared to $8.9 million for the fourth quarter of 2009, and for the full year, all other total operating expenses for 2010 were $31.4 million and $34.9 million for 2009. In general, lower 2010 expenses were the result of the company’s ongoing cost containment and reduction efforts. However, the company does expect that expenses will begin to increase as it adds infrastructure for actual and anticipated growth and as Group DCA expenses are added to its base.

Operating Income/Loss- For the fourth quarter of 2010 the reported operating loss from continuing operations was $2.6 million, $22.7 million better than the fourth quarter of 2009, and the 2010 full year operating loss from continuing operations was $4.3 million, $30.8 million better than last year.  As reflected on the reconciliation of consolidating summary of continuing operations tables above, the 2010 fourth quarter operating loss is comprised of $0.5 million of operating profit from legacy PDI and a $3.1 million of operating loss from all aspects of the Group DCA acquisition. For the full year in 2010, the operating loss of $4.3 million was comprised of a $0.5 million operating loss from legacy PDI and a $3.8 million operating loss from all aspects of the Group DCA acquisition.

Liquidity and Cash Flow- Cash and cash equivalents as of December 31, 2010 were $62.7 million.

➢
 The company had positive net cash provided by operations of $16.4 million for 2010, which was aided by enhanced accounts receivable collections and the receipt of $3.3 million of income tax refunds. The company was also cash flow positive for each quarter in 2010.

 As of December 31, 2010, the company’s cash equivalents were predominantly invested in U.S. Treasury money market funds and the company had no commercial debt.

Group DCA Accounting Impacts – On the date of the Group DCA acquisition, the company, as a part of its related 8-K filing, outlined certain acquisition accounting related items that would impact the Group DCA operating results in the future. The following is an updated summary of how accounting related to the Group DCA acquisition will impact reported results.

➢
On the purchase date, Group DCA had $13 million of deferred revenue on its historical closing balance sheet. Had Group DCA not been purchased, that amount would be recorded as revenue by Group DCA as projects were completed over the remainder of 2010 and 2011. However, as required by the rules of acquisition accounting, a large part of the approximately $13 million of deferred revenue at the date of the acquisition will not carry over to PDI after the acquisition. In fact, approximately $10 million of the deferred revenue is eliminated by acquisition accounting, leaving only approximately $3 million to carry over as revenue to PDI.  A portion of this impacts the two months PDI owned Group DCA in 2010, but the majority affects 2011.

➢
Revenue recognition rules, as modified by new rules that became effective as of January 1, 2011 and applied to Group DCA, have the impact of delaying the start of recording revenue from the date a project is initiated and stretching out the total revenue recognition process. The near-term impact on reported revenue from  contracts signed and initiated in 2011 will be that almost no revenue will be recorded in the first quarter of 2011 and very little in the second quarter of 2011, as the flow of revenue recognition builds by quarter. This accounting, in and of itself, would not be an issue if deferred revenue from 2010 carried over in full; however, because it does not, first and second quarter 2011 revenue will not reflect the amount of business being signed or the normal carryover of deferred revenue at the time of acquisition, making reported revenue much lower than it would be on a normal going-forward basis. While the combination of the impact of acquisition accounting and revenue recognition rules will result in lower reported revenue, particularly in the first and second quarters of 2011, neither of these rules will significantly reduce on-going operating expenses associated with delivering such revenue.

➢
Acquisition accounting requires ongoing amortization of finite lived intangibles acquired and valued for accounting purposes as of the date of the acquisition.  These include the acquired proprietary technology and the extensive health care provider database. These intangibles will be amortized, resulting in an annual charge of approximately $0.9 million.

➢
The accounting for potential earn out payments, while not impacting 2010 results, are influenced by acquisition accounting.  Up to $5.0 million of the potential $30.0 million of earn out payments must be charged against earnings as they are earned over 2011 and 2012. However, in determining the amount that is recorded as the initial purchase price, acquisition accounting requires the company to estimate the fair value for the remainder of the $25.0 million of potential earn out payments

➢
which we determined by estimating the present value of earn out payments we think are probable on a weighted–risk adjusted basis. The amount we recorded for the fair value of these estimated earn out payments was $1.6 million which is considered part of the initial purchase price for accounting purposes. Going forward, the difference between what we estimated and our updated estimates to what we actually expect to pay in 2012 and 2013 will be adjusted through the income statement in the future. This will result in a charge if the amount we expect to pay is higher than our original estimates or a gain if the amounts we expect to pay are lower than our original estimates.

Non-GAAP Financial Measures

In addition to the United States generally accepted accounting principles, or GAAP, results provided throughout this document, PDI has provided certain non-GAAP financial measures to help evaluate the results of our performance. These non-GAAP financial measures are related to the impact of the Group DCA acquisition. The Company believes that these non-GAAP financial measures, when presented in conjunction with comparable GAAP financial measures, are useful to both management and investors in analyzing the Company’s ongoing business and operating performance. The Company believes that providing the non-GAAP information to investors, in addition to the GAAP presentation, allows investors to view the Company’s financial results in the way that management views financial results. The tables included with this press release include a reconciliation of these historical non-GAAP financial measures to the most directly comparable GAAP financial measures.

Conference Call

As previously announced, PDI will hold a conference call tomorrow, Tuesday, March 22 to discuss financial and operational results of the fourth quarter and year ended December 31, 2010 as follows:

Time: 8:30 AM (ET)
Dial-in numbers: (866) 644-4654 (U.S. and Canada) or (706) 643-1203
Conference ID#: 46419799

Live webcast: www.pdi-inc.com, under "Investor Relations"

The teleconference replay will be available three hours after completion through March 26, 2011 at (800) 642-1687 (U.S. and Canada) or (706) 645-9291. The replay pass code is 46419799. The archived web cast will be available for one year.

About PDI, Inc.
PDI, with its interactive digital agency Group DCA, is a leading provider of integrated multichannel promotional outsource services to established and emerging health care companies. The company is dedicated to enhancing engagement with health care practitioners and optimizing commercial investments for its clients by providing strategic flexibility, innovative multichannel promotional solutions, and sales and marketing expertise. For more information, please visit the company's website at http://www.pdi-inc.com.

Forward-Looking Statements
This press release contains forward-looking statements regarding future events and financial performance. These statements are based on current expectations and assumptions involving judgments about, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond PDI's control. These statements also involve known and unknown risks, uncertainties and other factors that may cause PDI's actual results to be materially different from those expressed or implied by any forward-looking statement. For example, with respect to statements regarding projections of future revenues, growth and profitability, actual results may differ materially from those set forth in this release based on the loss, early termination or significant reduction of any of our existing service contracts, the failure to meet performance goals in PDI's incentive-based arrangements with customers or the inability to secure additional business. Additionally, all forward-looking statements are subject to the risk factors detailed from time to time in PDI's periodic filings with the Securities and Exchange Commission, including without limitation, PDI's Annual Report on Form 10-K for the year ended December 31, 2010, and PDI's subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K. Because of these and other risks, uncertainties and assumptions, undue reliance should not be placed on these forward-looking statements. In addition, these statements speak only as of the date of this press release and, except as may be required by law, PDI undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

(Tables to Follow)

PDI, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2010	2009	2010	2009

Revenue, net	$44,700	$23,072	$144,652	$80,384
Cost of services	35,239	15,925	112,448	55,844
Gross profit	9,461	7,147	32,204	24,540

Compensation expense	5,088	4,149	18,569	17,989
Other selling, general and administrative expenses	5,531	4,723	15,941	16,944
Asset impairment	-	18,118	-	18,118
Facilities realignment	1,416	5,389	1,999	6,609
Total operating expenses	12,035	32,379	36,509	59,660
Operating loss	(2,574)	(25,232)	(4,305)	(35,120)
Other income, net	6	-	138	208
Loss from continuing operations before
income tax	(2,568)	(25,232)	(4,167)	(34,912)
Provision (benefit) for income tax	206	(7,312)	414	(6,838)
Loss from continuing operations	(2,774)	(17,920)	(4,581)	(28,074)
Income (loss) from discontinued operations, net of tax	223	(527)	(2,233)	(5,486)

Net loss	$(2,551)	$(18,447)	$(6,814)	$(33,560)

Basic income (loss) per share of common stock:
Loss from continuing operations	$(0.19)	$(1.26)	$(0.32)	$(1.97)
Income (loss) from discontinued operations	0.01	(0.04)	(0.16)	(0.39)
Net loss per basic share of common stock	$(0.18)	$(1.30)	$(0.48)	$(2.36)

Diluted income (loss) per share of common stock:
Loss from continuing operations	$(0.19)	$(1.26)	$(0.32)	$(1.97)
Income (loss) from discontinued operations	0.01	(0.04)	(0.16)	(0.39)
Net loss per diluted share of common stock	$(0.18)	$(1.30)	$(0.48)	$(2.36)

Weighted average number of common shares and
common share equivalents outstanding:
Basic	14,349	14,227	14,306	14,219
Diluted	14,349	14,227	14,306	14,219

Segment Data (Unaudited)
($ in thousands)

	Sales	Marketing	PC
	Services	Services	Services	Eliminations	Consolidated
Three months ended December 31, 2010:
Revenue, net	$41,370	$3,330	$-	$-	$44,700
Gross profit	$8,640	$821	$-	$-	$9,461
Gross profit %	20.9%	24.7%	-	NA	21.2%
Three months ended December 31, 2009:
Revenue, net	$21,002	$3,776	$-	$(1,706)	$23,072
Gross profit	$5,382	$2,006	$11	$(252)	$7,147
Gross profit %	25.6%	53.1%	NA	NM	31.0%
Year ended December 31, 2010:
Revenue	$133,307	$11,345	$-	$-	$144,652
Gross profit	$28,123	$4,081	$-	$-	$32,204
Gross profit %	21.1%	36.0%	-	NA	22.3%
Year ended December 31, 2009:
Revenue	$73,233	$12,260	$-	$(5,109)	$80,384
Gross profit	$15,692	$6,303	$2,497	$48	$24,540
Gross profit %	21.4%	51.4%	NA	NM	30.5%

NA - Not Applicable
NM - Not Meaningful

Selected Balance Sheet Data (Unaudited)
(in thousands)
	December 31,	December 31,
	2010	2009

Cash and cash equivalents	$62,711	$72,463

Total current assets	$80,652	$96,511
Total current liabilities	43,328	24,880
Working capital	$37,324	$71,631

Total assets	$124,389	$109,776
Total liabilities	$54,876	$34,886
Total stockholders' equity	$69,513	$74,890

Selected Cash Flow Data (Unaudited)
(in thousands)
	December 31,
	2010	2009

Net loss	$(6,814)	$(33,560)
Non-cash items	4,096	23,552
Net change in assets and liabilities	19,070	(5,964)
Net cash provided by (used in) operations	$16,352	$(15,972)

Change in cash and cash equivalents	$(9,752)	$(17,611)